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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OAK RIDGE FINANCIAL SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Post Office Box 2

2211 Oak Ridge Road

Oak Ridge, North Carolina 27310

(336) 644-9944

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 8, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of Oak Ridge Financial Services, Inc. (the “Company”), the holding company for Bank of Oak Ridge (the “Bank”), will be held on May 8, 2008, at 7:00 p.m., Eastern Daylight Saving Time, at the Bank’s Lake Jeanette Office located at 400 Pisgah Church Road, Greensboro, North Carolina.

The Annual Meeting is for the purpose of considering and voting upon the following matters:

1.	To elect four (4) persons to serve as directors of the Company until the 2011 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Elliott Davis, PLLC, as the registered independent public accounting firm for the Company for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be considered at the Annual Meeting.

The Board of Directors of the Company has established March 14, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. In the event there are not sufficient shares present in person or by proxy to constitute a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

By Order of the Board of Directors

Ronald O. Black

President and Chief Executive Officer

Oak Ridge, North Carolina

April 1, 2008

A form of proxy is enclosed to enable you to vote your shares at the Annual Meeting. You are urged, regardless of the number of shares you hold, to complete, sign, date and return the proxy promptly. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

PROXY STATEMENT

2008 ANNUAL MEETING OF SHAREHOLDERS

MAY 8, 2008

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

General

This Proxy Statement is being furnished to the shareholders of Oak Ridge Financial Services, Inc. (the “Company”), the holding company for Bank of Oak Ridge (the “Bank”), in connection with the solicitation by the Company Board of Directors (the “Company Board”) of proxies to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 8, 2008, 7:00 p.m., Eastern Daylight Saving Time, at the Bank’s Lake Jeanette Office located at 400 Pisgah Church Road, Greensboro, North Carolina, and at any adjournments thereof. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about April 1, 2008.

Other than the matters listed on the attached Notice of Annual Meeting, the Company Board knows of no matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares represented thereby in accordance with their best judgment on such other business that may properly come before the Annual Meeting or any adjournments thereof.

Revocability of Proxy

A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If your shares are held in the name of a broker or other nominee (i.e., held in “street name”), you will need to obtain a proxy instruction form from the broker or nominee holding your shares and return the form as directed by your broker or nominee. If you are a shareholder whose shares are held in “street name,” you will need appropriate documentation from your broker or other nominee to vote personally at the Annual Meeting.

Solicitation

The Company will pay the cost of soliciting proxies. Proxies may be solicited personally or by telephone by directors, officers and regular employees of the Company or the Bank without additional compensation for doing so.

Voting Securities

Regardless of the number of shares of the Company’s common stock owned, it is important that you be represented by proxy or be present in person at the Annual Meeting. You are requested to vote by completing the enclosed form of proxy and returning it signed and dated in the enclosed postage-paid envelope. You may vote for, against, or withhold authority to vote on any matter to come before the Annual Meeting. If the enclosed proxy is properly completed, signed, dated and returned, and not revoked, it will be voted in accordance with the instructions given in the proxy. If no instructions are given, the proxy will be voted FOR all of the proposals. If instructions are given with respect to some but not all of the proposals, the instructions that are given will be followed, and the proxy will be voted FOR any proposal on which no instructions are given.

The securities which may be voted at the Annual Meeting are the shares of the Company’s common stock. The Company Board fixed March 14, 2008 as the record date (the “Record Date”) for the determination of those shareholders of record entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. A total of 1,791,474 shares of the Company’s common stock were outstanding on the Record Date. Each share entitles its owner to one vote on each matter calling for a vote of shareholders at the Annual Meeting.

The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Because many of our shareholders cannot attend the Annual Meeting, it is necessary that a large number be represented by proxy. Accordingly, the Company Board has designated proxies to represent those shareholders who cannot be present in person and who desire to be so represented. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Vote Required for Approval

Election of Directors. In order to be elected, a nominee need only receive a plurality of the votes cast in the election of the applicable class of directors for which he or she has been nominated. As a result, those persons nominated for election who receive the largest number of votes will be elected as directors. No shareholder has the right to vote his or her shares cumulatively in the election of directors.

Ratification of the Registered Independent Public Accounting Firm. The proposal to ratify the appointment of the Company’s registered independent public accounting firm for the fiscal year ending December 31, 2008 will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

Proxies solicited by this Proxy Statement will be returned to the Company Board and will be tabulated by one or more inspectors of election designated by the Company Board. Abstentions, broker non-votes and votes withheld from any director nominee will be counted as “shares present” at the meeting for purposes of determining a quorum, and will not be counted in tabulating the votes cast for the election of directors or the ratification of the Company’s registered independent public accounting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that any person who acquires the beneficial ownership of more than 5% of the Company’s common stock notify the Securities and Exchange Commission (“SEC”) and the Company. Set forth below is certain information, as of the Record Date, regarding all persons or “groups,” as defined in the Exchange Act, who held of record or who are known to the Company to own beneficially more than 5% of the Company’s Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percentage of Class[2]
Wellington Management Company, LLP	115,625	[3]	6.45%
75 State Street Boston, MA 02109

Ferguson, Andrews Investment Advisers, Inc.	128,029	[4]	7.15%
1000 Ednam Center, Suite 200 Charlottesville, VA 22903

[1]	Unless otherwise noted, all shares are owned directly of record by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.

[2]	Based upon a total of 1,791,474 shares of Common Stock outstanding as of the Record Date
[3]

Based on a Schedule 13G dated December 31, 2007. Wellington Management Company, LLP reported shares for which it is deemed a beneficial owner by virtue of the direct and indirect investment discretion it possesses pursuant to the provisions of investment advisory agreements with its clients.

[4]	Based on a Schedule 13G/A dated June 11, 2007.

Set forth below is certain information, as of the Record Date, regarding those shares of common stock owned beneficially by each of the members of the Company Board (including nominees for election at the Annual Meeting), certain executive officers of the Company, and the directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percentage of Class[2]
Lynda J. Anderson 2141 Beeson Road Oak Ridge, NC 27310	23,731	[5]	1.31%

Ronald O. Black 2211 Oak Ridge Road Oak Ridge, NC 27310	86,200	[3]	4.63%

Douglas G. Boike 5919 Tarleton Drive Oak Ridge, NC 27310	51,615	[4]	2.85%

Herbert M. Cole 8015 Sapp Acres Lane Oak Ridge, NC 27310	64,481	[5]	3.56%

Francis R. Disney Post Office Box 521 Oak Ridge, NC 27310	50,116	[6]	2.77%

Craig S. Fleming 700 Carnegie Place Greensboro, NC 27409	38,805	[7]	2.15%

James W. Hall 6784 Brookbank Road Summerfield, NC 27358	35,219	[5]	1.95%

Billy R. Kanoy 2835 Oak Ridge Road Oak Ridge, NC 27310	33,706	[5]	1.86%

Stephen S. Neal Post Office Box 129 Summerfield, NC 27358	29,981	[5]	1.66%

John S. Olmsted 1602 Benjamin Parkway Greensboro, NC 27408	67,481	[5]	3.73%

Manuel L. Perkins Post Office Box 35047 Greensboro, NC 27425	30,606	[5]	1.69%

L. William Vasaly, III 2211 Oak Ridge Road Oak Ridge, NC 27310	34,438	[8]	1.89%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percentage of Class[2]
Thomas W. Wayne 510 Woodlawn Avenue Greensboro, NC 27401	31,194	[9]	1.71%

All directors and executive officers as a group (13 people)	577,573		27.9%

[1]	Unless otherwise noted, all shares are owned directly of record by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.
[2]	Based upon a total of 1,791,474 shares of common stock outstanding as of the Record Date. Assumes the exercise of only those stock options included with respect to the designated recipients.
[3]	Includes 71,575 shares subject to stock options which have vested under the Employee Plan.
[4]	Includes 21,615 shares subject to stock options which have vested under the Director Plan.
[5]	Includes 17,481 shares subject to stock options which have vested under the Director Plan.
[6]	Includes 17,481 shares of stock options which have vested under the Director Plan, 6,928 held in custodial accounts for Mr. Disney’s children and 5,371 held by Mr. Disney’s wife.
[7]	Includes 17,481 shares of stock options which have vested under the Director Plan, 157 shares held by Fleming Engineering and 2,907 held in custodial accounts for Mr. Fleming’s children.
[8]	Includes 33,813 shares subject to stock options which have vested under the Employee Plan.
[9]	Includes 30,569 shares subject to stock options which have vested under the Employee Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the common stock, to file reports of ownership and changes in ownership with the SEC. Directors, executive officers, and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s directors and executive officers, other than Herbert M. Cole, the Company believes that during the fiscal year ended December 31, 2007, all of its directors, executive officers and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

The Company’s Bylaws provide that the number of directors will not be less than five nor more than 20. The exact number of directors is fixed by the Company Board prior to the annual meeting of shareholders at which such directors are to be elected. The Company Board has currently fixed the size of the Company Board at 11 members.

The Company’s Bylaws provide that, so long as the total number of directors is nine or more, the directors may be divided into three classes, as nearly equal as possible in number. Each director in a class is elected for a term of three years or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor is elected and qualifies.

The Company Board has nominated the four persons named below for election as directors to serve for the terms specified, or until their earlier death, resignation, retirement, removal or disqualification or until their successors are elected and qualified.

The persons named in the accompanying proxy card intend to vote any shares of common stock represented by valid proxies received by them to elect the four nominees listed below as directors for the terms specified, unless authority to vote is withheld or such proxies are duly revoked. Each of the nominees for election is currently a member of the Company Board. In the event that any of the nominees should become unavailable to accept nomination or election, it is intended that the proxyholders will vote to elect in his or her stead such other person as the present Company Board may recommend. The present Company Board has no reason to believe that any of the nominees named herein will be unable to serve if elected to office. In order to be elected as a director, a nominee need only receive a plurality of the votes cast.

The following table sets forth as to each nominee, the term for which he or she has been nominated, his or her name, age, principal occupation during the last five years, when his or her present term expires, and the year he or she was first elected as a director of the Company. The number of years of service on the Company Board indicated in the following table includes service on the Bank Board of Directors (the “Bank Board”).

NOMINEES FOR TERM ENDING AS OF THE 2011 ANNUAL MEETING

Name	Age on March 1, 2008	Principal Occupation During Last Five Years	Term Expires	Director Since
Lynda J. Anderson	55	Realtor, Allen-Tate from November 2002 to present; Realtor, Parker-Orleans from May 2002 to October 2002; Realtor, Prudential Realty from July 2001 to April 2002; previously, Managing Director, Elliot, Nelson, Lengyel, LLC (real estate sales)	2008	1999

Douglas G. Boike	59	President, Triad Consulting (management consulting firm) since July 1999; previously, Vice President, Planning and Development, B/E Aerospace, Inc. (aerospace equipment manufacturer)	2008	1999

Billy R. Kanoy	55	President, Kanoy Grading and Landscaping, Inc.	2008	1999

Stephen S. Neal	57	Vice President, Summerfield Feed Mill, Inc. (lawn and garden retailer)	2008	1999

THE COMPANY BOARD RECOMMENDS A VOTE FOR ALL OF THE NOMINEES ABOVE FOR

ELECTION AS DIRECTORS.

DIRECTORS CONTINUING IN OFFICE

Name	Age on March 1, 2008	Principal Occupation During Last Five Years	Term Expires	Director Since
Ronald O. Black	59	President and Chief Executive Officer of the Bank since April 2000	2009	1999

Francis R. Disney	52	President, Disney Construction Co., Inc.; Member/Manager of Ridgewood of Greensboro, LLC	2009	2007

James W. Hall	62	President, Streetcars Car Wash from 1986 to present; Owner James W. Hall CPA from 1983 to 2000 (accounting firm)	2009	2003

Herbert M. Cole	70	Retired since April 1999; previously, Senior Vice President of Global Operations, AMP, Inc. (electronics components manufacturer)	2010	1999

Craig S. Fleming	45	President, Fleming Engineering, Inc.	2010	1999

John S. Olmsted	57	President, Olmsted, Torney, Mohorn, Mohorn, Morgan & Baird, DDS, PA (dental practice); Director of Medical Mutual Insurance Company	2010	1999

Manuel L. Perkins	73	Manager, MLP Construction Co., LLC from 2001 to present; previously, President, Hydraulics Ltd. (water utility)	2010	1999

Who Serves on the Bank Board?

The Bank currently has an eleven member board of directors comprised of the same persons listed above who are directors of the Company or director nominees. Those persons elected to the Company Board at the Annual Meeting will also be elected by the Company as directors of the Bank.

Company Board Composition

The Company Board has determined that each of its members, except for Mr. Black, is “independent” under applicable rules and regulations.

Director Attendance at Annual Meetings

Although it is customary for all Company Board members to attend, the Company has no formal policy in place with regard to directors’ attendance at its Annual Meetings of Shareholders. All of the Company Board members attended the 2007 Annual Meeting which was held on May 17, 2007.

Process for Communicating with the Company Board

The Company does not have a formal procedure for shareholder communication with the Company Board. In general, our directors and executive officers are easily accessible by telephone, postal mail or e-mail. Any matter intended for the Company

Board, or for any individual member or members of the Company Board, can be directed to Ron Black, our Chief Executive Officer, or Tom Wayne, our Chief Financial Officer, at Oak Ridge Financial Services, Inc., P.O. Box 2, 2211 Oak Ridge Road, Oak Ridge, North Carolina 27310. In addition, shareholders may contact us through the Company’s and the Bank’s website at www.bankofoakridge.com. Alternatively, shareholders may direct correspondence to the Company Board, or any of its members, in care of the Bank at the Bank’s address above. All written communications received will be forwarded to the intended recipient unopened.

Meetings of the Company Board and Bank Board and Their Committees

During 2007, the Company Board conducted its business through meetings of the Bank Board and the activities of the Bank committees. Accordingly, the Bank committees also serve as committees of the Company Board. During the fiscal year ended December 31, 2007, the Company Board met once and the Bank Board met 12 times. All of the existing directors of the Company and the Bank, including nominees for election to the Company Board listed above, attended at least 75% of the aggregate number of meetings of the Company Board and committees of the Company Board on which they served during that year.

The Bank Board has eight standing committees to which certain responsibilities have been delegated – the Executive Committee, Loan Committee, Audit Committee, Asset Liability Committee, Security Compliance Committee, Building Committee, Community Reinvestment Committee and the Corporate Governance, Compensation and Nominating Committee. The full Bank Board serves as the Stock Option Plan Committee. The Bank Board may appoint other committees of its members to perform certain more limited functions from time to time. As noted, all of the committees of the Bank Board also serve as committees of the Company Board.

Corporate Governance, Compensation and Nominating Committee

The Bank established a Corporate Governance, Compensation and Nominating Committee in March 2004, which consists of the following directors: Douglas G. Boike, Chairman, Herbert M. Cole, Lynda J. Lengyel, John S. Olmsted and James W. Hall. During 2007, the Corporate Governance, Compensation and Nominating Committee met one time.

The Bank Board has determined that all of the members of the Corporate Governance, Compensation and Nominating Committee are “independent” as defined in Rule 4200(a)(15) of the listing standards of the Nasdaq OMX Group, Inc. (“NASDAQ”). The Bank Board has adopted a written charter for the Committee which was attached as an appendix to the Bank’s 2004 Proxy Statement. A copy of this charter is available on the Bank’s website at www.bankofoakridge.com. The Company Board will review, and revise as necessary, the Bank’s current charter.

Process for Determining Compensation. The Committee determines the compensation of the executive officers of the Bank The executive officers of the Company currently do not receive additional compensation for their duties with the Company. The salaries of each of the executive officers is determined based upon the executive officer’s contributions to the Bank’s overall profitability, maintenance of regulatory compliance standards, professional leadership, and management effectiveness in meeting the needs of day-to-day operations. The Committee also compares the compensation of the Bank’s executive officers with compensation paid to executives of comparable financial institutions in North Carolina and executives of other businesses in the Bank’s market area. In addition, the Committee receives the recommendations of the Chief Executive Officer, Ron Black, for the compensation to be paid to other executive officers and employees, and after due deliberation determines the compensation of such executive officers, employees and the Chief Executive Officer. This process is designed to ensure consistency throughout the executive compensation program. The key elements of the executive compensation program consist of base salary, annual cash incentive compensation and stock option incentives. Mr. Black participates in the deliberations of the Committee regarding compensation of executive officers other than himself. He does not participate in the discussions or decisions regarding his own compensation.

The Committee also establishes corporate governance policies, evaluates qualifications and candidates for positions on the Company and the Bank Boards, nominates new and replacement members for the Company and Bank Boards and recommends Company and Bank Board committee composition. In addition, the Committee facilitates an annual evaluation by members of the Company and Bank Boards and individual director performance.

Process for Nominating Directors. The Corporate Governance, Compensation and Nominating Committee reviews the qualifications of, and approves and recommends to the Company Board, those individuals to be nominated for positions on the Company Board and submitted to shareholders for election at each annual meeting. The Committee identifies director nominees from various sources such as officers, directors, and shareholders, and in 2007 did not retain the services of any third party consultants to assist in identifying and evaluating potential nominees. The Committee will consider and evaluate a director candidate recommended by a shareholder under the same criteria used to evaluate a Committee-recommended nominee. The Committee will assess all director nominees taking into account several factors including, but not limited to, issues such as the current needs of the Company and Bank Boards and the nominee’s: (i) integrity, honesty and accountability; (ii) successful leadership experience and strong business acumen; (iii) forward-looking, strategic focus; (iv) collegiality; (v) independence and absence of conflicts of interests; (vi) ability to devote necessary time to meet director responsibilities; and (vii) ability to commit to Bank stock ownership. Where appropriate, the Committee will ultimately recommend nominees that it believes will enhance the Board’s ability to manage and direct, in an effective manner, the affairs and business of the Company and the Bank.

Before nominating a current director for re-election at an annual meeting, the Committee will consider the director’s performance on the Company or Bank Board and whether the director’s re-election will be consistent with the Committee’s charter and any policies or guidelines established by the Committee.

Shareholder Nominations. In addition, the Committee will consider nominees for the Company Board by shareholders that are proposed in accordance with the advance notice procedures in the Company’s Bylaws which are described in the section of this Proxy Statement entitled “Date for Receipt of Shareholders’ Proposals.” Shareholders wishing to recommend a director candidate to serve on the Company Board may do so by providing advance written notice to the Company. Written notice of an intent to nominate a director candidate at an annual meeting must be given either by personal delivery or by U.S. mail, postage prepaid, to the Secretary of the Bank no more than 90 and no later than 50 days in advance of such meeting.

The notice must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the nominating shareholder is a shareholder of record of common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Company Board; and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the annual meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. If you are interested in recommending a director candidate, you may request a copy of the Company’s Bylaws by writing the Secretary of the Company at the address shown on the front page of this Proxy Statement.

Audit Committee

The Audit Committee consists of the following members: James W. Hall, Chairman, Douglas G. Boike, John S. Olmsted, Manual L. Perkins and Craig Fleming. The Board has determined that each of these members of the Committee is “independent” as that term is defined in Rule 4200(a)(15) of the NASDAQ’s listing standards. In accordance with its written charter adopted on September 19, 2000, a copy of which was attached as an appendix to the Bank’s 2004 Proxy Statement, the Committee meets on an as needed basis, but not less than once annually, and (i) oversees the independent auditing of the financial statements; (ii) arranges for periodic reports from the independent auditor, from management, and from the internal auditor in order to assess the impact of significant regulatory and accounting changes and developments; (iii) advises the Company Board and the Bank Board regarding significant accounting and regulatory developments; (iv) reviews the Company’s and the Bank’s policies regarding compliance with laws and regulations, conflicts of interest and employee misconduct and reviews situations related thereto; (v) develops and implements the Company’s and the Bank’s policies regarding internal and external auditing and appoints, meets with and oversees the performance of those employed in connection therewith; and (vi) performs such other duties as may be assigned to it by the Company Board or the Bank Board. The Committee also conducts an annual review of its written charter. The Audit Committee met five times during 2007.

The Company Board will review, and revise as necessary, the Audit Charter to insure that it satisfies all SEC rules and regulations.

Under NASDAQ corporate governance standards applicable to the Company, the Audit Committee is required to have at least three directors, all of whom are financially literate, and at least one member who has accounting or related financial management expertise. The Bank Board has determined that the Audit Committee does not have a member who qualifies as an “audit committee financial expert” as defined under applicable SEC rules and regulations. Though none of the Audit Committee members meet all of the technical requirements to qualify as an “audit committee financial expert,” certain members meet a substantial majority of those requirements and have accounting and related financial management and business expertise. The Bank Board has determined that all of the remaining directors on the Audit Committee meet applicable NASDAQ financial literacy requirements. In addition, the Bank Board has determined that James W. Hall meets the standards for financial sophistication and expertise.

Report of the Audit Committee

The Audit Committee reviewed and discussed with the Company’s independent auditor all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, and reviewed and discussed the audited financial statements of the Company, both with and without management present. In addition, the Audit Committee obtained from the independent auditor a formal written statement describing all relationships between the auditor and the Company that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independent Discussions with Audit Committees,” and discussed with the auditor any relationships that may impact its objectivity and independence and satisfied itself as to the auditor’s independence. Based upon the Audit Committee’s review and discussions with management and the independent auditor referenced above, the Audit Committee recommended to the Company Board that the Company’s audited financial statements be included in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 for filing with the SEC. The Audit Committee also reappointed the independent auditor and the Company Board concurred with the appointment.

James W. Hall, Chairman

Douglas G. Boike

John S. Olmsted

Manuel L. Perkins

Craig Fleming

Director Compensation

Directors’ Fees. The Bank’s plan for compensation of directors provides that: (i) non-employee directors will receive a fee of $225 for each Bank Board meeting attended; (ii) the Chairman of the Bank Board receives a fee of $300 for each Bank Board meeting attended; and (iii) members of the Executive Committee of the Bank receive an additional fee of $100 for each Executive Committee of the Bank meeting attended or the lesser amount of $75 for each committee meeting attended if held in conjunction with a regular meeting of the Bank Board. In addition, the plan provides that directors are paid an annual retainer of $3,000. Prior to July 1, 2004, no fees had been paid to directors for their services or any of its committees. Directors do not receive any fees related to service on the Company Board.

Director Stock Option Plan. On February 22, 2001, each director, other than Mr. Boike and Mr. Black, was granted 5,368 options under the Bank of Oak Ridge Director Stock Option Plan (the “Director Plan”). Mr. Boike was granted 6,723 options for his service as Chairman of the Bank Board. During the fiscal year ended December 31, 2003, an additional 2,813 options were granted to each director other than Mr. Boike and Mr. Black. Mr. Boike was granted an additional 3,438 options in 2003. On August 18, 2004, each director other than Mr. Boike and Mr. Black was granted an additional 7,500 options. Mr. Boike was granted an additional 8,750 options in 2004. On December 20, 2005, each director, other than Mr. Boike and Mr. Black, was granted an additional 1,800 options. Mr. Boike was granted an additional 2,704 options in 2005. The options granted in 2001, 2003, 2004, and 2005 have exercise prices of $8.80, $10.40, $10.00, and $11.20, respectively. All options and exercise prices have been adjusted to give effect to the 5-for-4 stock split effected in the form of a 25% dividend paid on December 15, 2004. Mr. Black has not been granted any stock options under the Director Plan. For further information on the Director Plan, see “Management Compensation—Stock Option Plans.”

Director Compensation Table. The following table shows for the fiscal year ended December 31, 2007, the cash compensation paid by the Bank, as well as certain other compensation paid or accrued for that year to the Bank’s director.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Ronald O. Black	—	—	—	—	—	—
Douglas G. Boike	9,125	—	—	—	—	9,125
Herbert M. Cole	6,175	—	—	—	—	6,175
Francis R. Disney	6,175	—	—	—	—	6,175
Craig S. Fleming	5,650	—	—	—	—	5,650
James W. Hall	6,375	—	—	—	—	6,375
Billy R. Kanoy	6,850	—	—	—	—	6,850
Lynda J. Lengyel	6,925	—	—	—	—	6,925
Stephen S. Neal	7,000	—	—	—	—	7,000
John S. Olmstead	5,875	—	—	—	—	5,875
Manuel L. Perkins	6,150	—	—	—	—	6,150

Executive Officers of the Company and the Bank

The following table sets forth certain information with respect to the executive officers of the Company and the Bank.

Name and Title	Age on March 1, 2008	Positions and Occupations During Last Five Years	Employed By the Bank Since
Ronald O. Black	59	President and Chief Executive Officer of the Company; President and Chief Executive Officer of the Bank.	July 1999

L. William Vasaly, III	55	Senior Vice President and Chief Credit Officer of the Bank.	April 2000

Thomas W. Wayne	45	Chief Financial Officer and Secretary of the Company; Senior Vice President and Chief Financial Officer of the Bank.	April 2000

Management Compensation

Summary Compensation Table. The following table shows, for the fiscal years indicated, the cash compensation paid by the Bank, as well as certain other compensation paid or accrued for that year, to the Bank’s Chief Executive Officer and to the Bank’s executive officers whose total annual salary and bonus exceeded $100,000 for services in all capacities.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[1] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)[2]	Total ($)
Ronald O. Black President and Chief Executive Officer	2007 2006	$180,000 162,000	— —	— —	— —	$36,326 53,708	$114,824 107,849	$1,947 4,860	$333,097 332,666

L. William Vasaly, III Senior Vice President and Chief Credit Officer	2007 2006	$125,000 112,000	— —	— —	— —	$23,881 30,540	$45,579 47,948	$5,333 3,360	$199,793 193,848

Thomas W. Wayne Senior Vice President and Chief Financial Officer	2007 2006	$115,000 101,000	— —	— —	— —	$18,426 30,252	$21,502 19,866	$7,126 3,030	$162,054 154,148

[1]	Amounts paid pursuant to the Bank’s Incentive Plan.
[2]	The aggregate cost of all perquisites was less than $10,000 for each of the name executives. The amounts contained in this column are contributions made by the Bank to each officer’s 401(k) account.

Employment Agreements. The Bank entered into employment agreements with Ronald O. Black, President and Chief Executive Officer, L. William Vasaly, III, Senior Vice President and Chief Credit Officer, and Thomas W. Wayne, Senior Vice President and Chief Financial Officer, in order to establish their duties and compensation and to provide for their continued

employment with the Bank for initial terms of employment of three years. For fiscal year 2008, the agreements provide for annual base salaries of $189,000, $130,000 and $120,000, respectively. On each anniversary of each agreement’s effective date, unless notice of a non-extension is given by either party, the agreement is automatically extended for an additional year so that the remaining term will always be no less than two and no more than three years. Each agreement provides that the base salary will be reviewed by the Bank Board no less often than annually. In addition, each agreement provides for participation in other bonus, pension, profit-sharing or retirement plans maintained by the Bank, as well as fringe benefits normally associated with the employee’s office. The agreements provide for annual cash incentive compensation based on specific performance goals set annually by the Bank Board and agreed to by the executive. The agreements may be terminated by the Bank for cause, as defined in the agreements, and may otherwise be terminated by the Bank (subject to vested rights) or by the employee.

The following additional benefits are payable under the agreements to the officers indicated: (i) for Mr. Black, use of a vehicle provided by the Bank for business and personal use, (ii) for Mr. Black and Mr. Vasaly, assessments and monthly dues for membership in a country club and civic clubs), and (iii) for Mr. Black, stock option grant award(s) sufficient to provide Mr. Black at any time with aggregate stock options under the Director and Employee Plans equal to 5% of the Bank’s then outstanding shares of common stock (subject to applicable regulatory restrictions for grant of options). Upon a change in control, Mr. Black also is entitled to receive an award of stock options with a term of not less than four years such that the total aggregate options awarded to Mr. Black equal 5% of the Bank’s then outstanding shares of common stock, or, in the alternative at the Bank’s election, a cash payment equal to the number of additional options to be awarded as provided multiplied by the difference between the exercise price of the options most recently awarded to Mr. Black under the Plans prior to the effective date of the change in control and the fair market value of the Bank’s common stock on the effective date of the change in control.

Each agreement provides that upon (i) termination of employment by the Bank or the employee within one year after a change in control not approved by the Bank Board or (ii) the required relocation of the employee’s office or residence to more than 20 miles from Oak Ridge, North Carolina, or the diminution of the nature of the employee’s responsibilities, authority or benefits within one year following a change in control approved by the Bank Board, the employee will receive an amount equal to 3.99 times his then annual salary plus bonuses and continued participation in all benefit plans and fringe benefits, except qualified plans, for a period of 3.99 years.

Upon termination after a change in control, all stock options granted to the executive under the Employee Plan will vest immediately and medical and dental benefits will continue through the end of the employment period.

The original agreements provided that if any amounts payable to an executive would subject the executive to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Bank would make a payment such that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under Section 4999 had been imposed (the “Section 4999 Payment”). On December 20, 2005, the Bank amended Mr. Black’s employment agreement to eliminate the Section 4999 Payment and obligate the Bank to pay a complete excise and income tax gross-up benefit if the aggregate benefits payable to Mr. Black upon a change in control are subject to excise taxes under Sections 280G and 4999 of the Code.

For purposes of the employment agreements, a “change in control” means (i) a change in control of the Bank of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, (ii) the acquisition of control, within the meaning of Section 2(a)(2) of the Bank Holding Act of 1956, as amended, or Section 602 of the Change in Control Act of 1978, of the Bank by any person, (iii) if any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank representing 30% or more of the combined voting power of the Bank’s then outstanding securities, or (iv) during any period of two consecutive years, individuals who at the beginning of the term of the employment agreement constitute the Board cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election by the Bank’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the term.

In addition to eliminating the Section 4999 Payment from Mr. Black’s employment agreement, as discussed above, on December 20, 2005, the Bank further amended Mr. Black’s employment agreement to (i) eliminate Mr. Black’s promise not to compete against the Bank if his employment is terminated after a change in control of the Bank, (ii) provide for the reimbursement of legal fees up to $500,000 from the Bank to Mr. Black if Mr. Black’s employment agreement is challenged after a change in control of the Bank, and (iii) include a provision that payments made under the employment agreement are in compliance with Section 409A of the Code.

On December 20, 2005, the Bank also amended Mr. Vasaly’s and Mr. Wayne’s employment agreements to (i) eliminate their promises not to compete against the Bank if their employment is terminated after a change in control of the Bank, (ii) provide for the reimbursement of legal fees up to $250,000 from the Bank to both Mr. Vasaly and Mr. Wayne either of their employments agreements are challenged after a change in control of the Bank and (iii) include a provision that payments made under the employment agreements are in compliance with Section 409A of the Code.

The agreements could have the effect of making it less likely that the Company or the Bank will be acquired by another entity.

Equity Compensation Plan Information

The following table presents information with respect to outstanding stock options held by Mr. Black, Mr. Vasaly and Mr. Wayne during the year ended December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date
Ronald O. Black	30,600 9,369 31,606	—	—	$ $ $	8.80 10.40 10.00	4/29/2011 8/18/2013 8/17/2014

L. William Vasaly, III	15,000 4,813 10,000 4,000	—	—	$ $ $ $	8.80 10.40 10.00 11.20	4/29/2011 8/18/2013 8/17/2014 12/20/2015

Thomas W. Wayne	625 6,250 7,063 14,375 2,256	—	—	$ $ $ $ $	8.80 10.40 10.00 10.00 11.20	4/29/2011 3/18/2013 8/18/2013 8/17/2014 12/20/2015

Equity Compensation Plan Information

The following table presents the number of shares of common stock to be issued upon the exercise of outstanding options as of the date of this Proxy Statement; the weighted-average price of the outstanding options and the number of options remaining that may be issued under the Bank’s stock option plans described below.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	(a) Number of shares to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by our security holders	352,171	$9.87	503,600
Equity compensation plans not approved by our security holders	-0-	N/A	-0-

Total	352,171	$9.87	503,600

Stock Option Plans. The Company currently has two stock option plans, the Bank of Oak Ridge Employee Stock Option Plan (the “Employee Plan”) for employees of the Bank and the Director Plan for directors of the Bank. The Employee Plan and the Director Plan are referred to collectively as the “Plans.” On June 8, 2004, the Bank’s shareholders approved amendments to increase the number of shares available under each Plan. The Plans are designed to attract and retain qualified personnel in key positions, to provide directors and employees, as applicable, with a proprietary interest in the Bank as an incentive to contribute to the success of the Bank and to reward directors and employees for outstanding performance. Both Plans provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Code, and nonqualified or compensatory stock options. Officers and employees of the Bank are eligible to receive incentive stock options under the Employee Plan. Nonemployee directors are eligible to receive nonqualified stock options and employee directors are eligible to receive incentive stock options under the Director Plan. Options to acquire up to 178,937 shares of common stock (adjusted to reflect the 5-for-4 stock split effected as a 25% stock dividend paid on December 15, 2004) may be awarded to directors, officers and employees of the Bank under each of the Plans, all with an exercise price equal to the fair market value of common stock on the date of grant. No cash consideration will be paid by employees or directors for the award of these options under either plan. The Company adopted the Plans upon its formation in April 2007.

Description of the Stock Option Plans

The following description of the Plans is a summary of their terms and is qualified in its entirety by reference to the Plans.

Administration. The Plans are administered and interpreted by the Stock Option Plan Committee which is comprised of the entire Board. The Committee determines which persons will be granted options under the Plans, whether such options will be incentive or nonqualified options, the number of shares subject to each option, and when such options become exercisable.

Stock Options. No more than 40% of the shares which have been set aside for options may be allocated to any one participant under the Employee Plan. Also, no more than 40% of the shares which have been set aside for options may be allocated to any one participant under the Director Plan. The Plans provide that all options will have an option exercise price of not less than the fair market value of a share of common stock on the date of grant. The fair market value will be determined by the Committee based on market information and the advice of an independent brokerage firm.

All options granted to participants under the Plans will become vested and exercisable at the rate determined by the Committee when making an award. Unvested options may not vest after a participant’s employment with or service to the Bank is terminated for any reason other than the participant’s death or disability. Unless the Committee specifically states otherwise at the time an option is granted, all options granted to participants will become vested and exercisable in full on the date an optionee terminates his employment with or service to the Bank because of his death or disability. In addition, all stock options will become vested and exercisable in full in the event of a change in control of the Bank, as defined in the Plans. Options granted under the Plans may have a term of up to ten years. Stock options are non-transferable except by will or the laws of descent and distribution. Payment for shares purchased upon the exercise of options may be made in cash, by check, bank draft or money order.

Number of Shares Covered by the Plans. A total of 178,937 shares of common stock (adjusted to reflect the December 15, 2004 stock dividend) are reserved for issuance to employees pursuant to the Employee Plan. A total of 178,937 shares of common stock (adjusted to reflect the December 15, 2004 stock) are also reserved for issuance to directors pursuant to the Director Plan. These percentages of shares allocated to the Plans were the maximum amounts allowed under North Carolina banking regulations at the time the Plans were approved by the Bank’s shareholders. In lieu of issuing authorized but unissued shares upon the exercise of options, the Company may elect to purchase shares in the open market to fund exercises of options. To the extent that exercised options are funded by authorized but unissued shares, the interests of existing shareholders will be diluted. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the Plans, the number of shares to which any option relates and the exercise price per share under any option will be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding.

Amendment and Termination of the Plans. Unless sooner terminated, the Plans will continue in effect for a period of ten years from the date the Plans were approved by the Bank’s shareholders and became effective by their terms. The Board may at any time alter, suspend, terminate or discontinue the Plans, subject to any applicable regulatory requirements and any required shareholder approval or any shareholder approval which the Board may deem advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying applicable stock exchange or quotation system listing requirements. The Board may not, without the consent of the optionee, make any alteration which would deprive the optionee of his rights with respect to any previously granted option. Termination of the Plans would not affect any previously granted options.

Federal Income Tax Consequences. Under current provisions of the Code, the federal income tax treatment of incentive stock options and nonqualified stock options is different. Options granted to employees and to employee-directors under the Plans may be “incentive stock options” which are designed to result in beneficial tax treatment to the recipient but not a tax deduction to the Company.

The holder of an incentive stock option generally is not taxed for federal income tax purposes on either the grant or the exercise of the option. However, the optionee must include in his or her federal alternative minimum tax income any excess (the “Bargain Element”) of the acquired common stock’s fair market value at the time of exercise over the exercise price paid by the optionee. Furthermore, if the optionee sells, exchanges, gives or otherwise disposes of such common stock (other than in certain types of transactions) either within two years after the option was granted or within one year after the option was exercised (an “Early Disposition”), the optionee generally must recognize the Bargain Element as compensation income for regular federal income tax purposes. Any gain realized on the disposition in excess of the Bargain Element is subject to recognition under the usual rules applying to dispositions of property. If a taxable sale or exchange is made after such holding periods are satisfied, the difference between the exercise price and the amount realized upon the disposition of common stock generally will constitute a capital gain or loss for tax purposes. The Company generally would not recognize gain or loss or be entitled to a deduction upon either the grant of an incentive stock option or the optionee’s exercise of an incentive stock option. However, if there is an Early Disposition, the Company generally would be entitled to deduct the Bargain Element as compensation paid to the optionee.

Options granted to nonemployee directors under the Director Plan are “nonqualified stock options.” In general, the holder of a nonqualified stock option will recognize compensation income equal to the amount by which the fair market value of common stock received on the date of exercise exceeds the sum of the exercise price and any amount paid for the nonqualified stock option. The Company would not recognize any income or be entitled to claim any deduction upon the grant of a nonqualified stock option. At the time the optionee is required to recognize compensation income upon the exercise of the nonqualified stock option, the Bank would recognize a compensation expense and be entitled to claim a deduction in the amount equal to such compensation income.

THE ABOVE AND OTHER DESCRIPTIONS OF FEDERAL INCOME TAX CONSEQUENCES THROUGHOUT THIS PROXY ARE NECESSARILY GENERAL IN NATURE AND DO NOT PURPORT TO BE COMPLETE. MOREOVER, STATUTORY PROVISIONS ARE SUBJECT TO CHANGE, AS ARE THEIR INTERPRETATIONS, AND THEIR APPLICATION MAY VARY IN INDIVIDUAL CIRCUMSTANCES. SUCH DESCRIPTIONS MAY NOT BE USED TO AVOID ANY FEDERAL TAX PENALTY, AND ARE PROVIDED ON THE BASIS AND WITH THE INTENT THAT SUCH DESCRIPTIONS MAY NOT BE USED TO AVOID ANY FEDERAL TAX PENALTY. SUCH DESCRIPTIONS ARE WRITTEN TO SUPPORT THIS PROXY STATEMENT. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR. FINALLY, THE CONSEQUENCES UNDER APPLICABLE STATE AND LOCAL INCOME TAX LAWS MAY NOT BE THE SAME AS UNDER THE FEDERAL INCOME TAX LAWS.

Options Granted. At this time, eleven people are eligible to participate under the Director Plan and 75 people are eligible to participate under the Employee Plan.

As of December 31, 2007, ten directors had been granted options to purchase an aggregate of (i) 55,030 shares of common stock at an exercise price of $8.80, (ii) 28,750 shares of common stock at an exercise price of $10.40, (iii) 76,250 shares of common stock at an exercise price of $10.00 and (iv) 18,904 shares of common stock at an exercise price of $11.20 under the Director Plan. All of the nonqualified options granted under the Director Plan vested immediately on the date of grant. No cash consideration was paid by directors for the award of the options under the Director Plan.

As of December 31, 2007, 35 employees had been granted options to purchase an aggregate of (i) 58,475 shares of common stock at an exercise price of $8.80 (ii) 9,369 shares of common stock at an exercise price of $10.40, (iii) 81,731 shares of common stock at an exercise price of $10.00 and (iv) 23,662 shares of common stock at an exercise price of $11.20 under the Employee Plan.

The Plans provide that the number of options and exercise price may be adjusted under certain circumstances, including the occurrence of a stock split or stock dividend. In order to give effect to the December 15, 2004 stock dividend, the number and exercise prices of granted options were adjusted under the Plans.

Accelerated Vesting of Stock Options Previously Granted. On December 20, 2005, the Bank Board authorized accelerated vesting of options held by officers and employees to acquire a total of 73,106 shares of common stock, including all options held by Mr. Black, Mr. Vasaly and Mr. Wayne. Beginning in 2006, all public companies must adopt fair value reporting of stock options under the Financial Accounting Standards Board’s new Statement of Financial Accounting Standards No. 123 (revised) (“SFAS 123r”). SFAS 123(r) requires that the compensation cost relating to share-based payments, including stock option grants, be recognized as an expense in financial statements. Before adoption of SFAS 123(r), most companies accounted for stock options using the intrinsic value method authorized by Accounting Principles Board Opinion No. 25, which generally did not require that a compensation expense be recognized when a stock option is granted unless the option exercise price is less than the stock’s price on the date of grant. Accordingly, accelerated vesting of stock options before the effective date of SFAS 123(r) allowed the Bank to avoid compensation expense that it would otherwise incur if those options outstanding continued to vest over time.

The options to acquire the Bank’s common stock that were outstanding at the time the reorganization of the Bank into the Company was completed were converted to options to acquire the Company’s common stock. Even though the options to acquire the Bank’s common stock have been converted to options to acquire the Company’s common stock, the options continue to be governed by the Plan under which they were originally issued and are not included in the total number of shares available under the Omnibus Plan (described below).

Omnibus Plan

The Oak Ridge Financial Services, Inc. Stock Ownership and Long-Term Incentive Plan Omnibus Plan (the “Omnibus Plan”), which is a benefit plan, was approved by shareholders on June 8, 2006 and became effective on April 20, 2007. The purpose of the Omnibus Plan is to further and promote the interests of the Company and its shareholders by enabling the Company and its subsidiaries, including the Bank, to attract, retain and motivate key employees and directors, and to align the interests of such key employees and directors with those of the shareholders. Additionally, the Omnibus Plan’s objectives are to provide a competitive reward for achieving long-term goals, provide balance to short-term incentive awards, and reinforce a one company perspective. To do so, the Omnibus Plan offers performance-based stock incentives and other equity-based incentive awards and opportunities to provide such key employees and directors with a proprietary interest in maximizing the growth, profitability and overall success of the Company.

The Company Board believes the Omnibus Plan provides the means to attract new talent and retain current personnel as the Company and the Bank continue to grow. Employees and directors of the Company and its subsidiaries, who are designated as eligible participants by the Corporate Governance, Compensation and Nominating Committee (the “Committee”), may receive Awards (as defined below) under the Omnibus Plan. The Omnibus Plan provides that employees eligible for Awards consist of key employees who are officers or managers of the Company and/or its subsidiaries who are responsible for the management, growth and protection of the business of the Company and/or its subsidiaries and whose performance or contribution, in the sole discretion of the Committee, benefits or will benefit the Company in a significant manner. Non-employees (e.g., those with third party relationships such as non-employee directors of the Company and/or a subsidiary) will be eligible participants for Awards of non-qualified stock options (“NSOs”) and/or Restricted Stock (defined below) at the sole discretion of the Committee. Non-employees will not be eligible to receive incentive stock options (“ISOs”) or Performance Units (as defined in the Omnibus Plan).

Currently 75 employees and ten directors are eligible to participate in the Omnibus Plan. The value of the benefits or amounts that will be received by or allocated to the participants under the Omnibus Plan are not determinable.

The Omnibus Plan is administered by the Committee. Subject to the terms of the Omnibus Plan, the Committee has authority to construe and interpret for eligible employees and directors the Omnibus Plan, to determine the terms and provisions of Awards (as defined below) to be granted under the Omnibus Plan, to define the terms used in the Omnibus Plan and in the Awards granted thereunder, to establish, amend and rescind rules and regulations relating to the Omnibus Plan, to determine the individuals to whom and the times at which Awards will be granted and the number of shares to be subject to, or to underlie, each Award granted, and to make all other determinations necessary or advisable for the administration of the Omnibus Plan. Each grant of an Award will be evidenced by a written agreement and/or other instruments in such form and containing such terms and conditions consistent with the Omnibus Plan as the Committee may determine. The number of shares of Company common stock available under the Omnibus Plan for making of Awards is 500,000, subject to appropriate adjustment for stock splits, stock combinations, reclassifications and similar changes.

No awards have been made under the Omnibus Plan.

Awards That May Be Granted

Under the Omnibus Plan, the Committee may grant or award eligible participants options, rights to receive Restricted Stock and/or Performance Units (defined below). These grants and awards are referred to herein as the “Awards”. Except with respect to Awards then outstanding, all Awards must be granted or awarded on or before January 1, 2017.

Options. Options granted under the Omnibus Plan may be either ISOs (for eligible employees) or NSOs (for eligible employees and directors). No ISO may be awarded under the Omnibus Plan to any employee who owns more then 10% of the combined total voting power of the Company or any subsidiary, unless the requirements of Section 422(c)(6) of the Code are satisfied. The exercise price of any option may not be less than 100% of the mean of the highest and lowest quoted selling prices for the Company common stock quoted by a stock exchange on the date of grant. For any participant who owns 10% or more of the combined total voting power of the Company or any subsidiary, the exercise price of an ISO will not be less than 110% of the mean of the highest and lowest quoted selling prices for the Company common stock quoted by a stock exchange on the date of grant.

The Committee will determine the expiration date of each option granted but the term of any ISO cannot exceed ten years after the date the ISO is awarded. For any participant who owns 10% or more of the combined total voting power of the Company or any subsidiary, the term of each ISO cannot exceed five years after the date the ISO is awarded. In the Committee’s discretion, it may specify the period or periods of time within which each option will first become exercisable.

Each option granted will terminate upon the expiration date established by the Committee. In the event of a Change in Control (as that term is defined in the Omnibus Plan), any unvested options granted under the Omnibus Plan will immediately and automatically vest. Any option that has not been fully exercised on or before the date of consummation of a Change in Control will terminate on such date, unless a provision has been made in the Change in Control transaction.

Upon termination of an option-holder’s employment, non-vested options will be forfeited unless the termination is due to disability, retirement or death. In the event of disability, retirement or death, the Committee may, in its discretion, decide to vest some or all of the non-vested options. Upon termination of an option-holder’s employment, vested options may continue to be exercisable for a stated period of time following the termination if the Committee, in its discretion, so decides.

Restricted Stock. The Committee may award rights to acquire shares of common stock subject to certain transfer restrictions as determined by the Committee in its discretion (“Restricted Stock”) to eligible employees and directors under the Omnibus Plan. The restrictions will be imposed for a stated period of time (“Restriction Period”). The Restriction Period will be two years and one day of continued employment unless the Award agreement specifically provides otherwise, but in no event will the Restriction Period be less than one year and one day of continued employment. All restrictions, terms and conditions applicable to all Restricted Stock then outstanding will be deemed lapsed and satisfied as of the date of the Change in Control. Upon termination of employment, the Restricted Stock then subject to unexpired Restriction Period(s) will be forfeited unless the Award Agreement specifically provides otherwise.

Performance Units. The Committee may award Performance Units to eligible employees under the Omnibus Plan. If the applicable performance goals set by the Committee are satisfied, participants will be entitled to receive payment of the Performance Units in an amount equal to the designated value of each Performance Unit awarded, times the number of such Performance Units so earned. Payment in settlement of earned Performance Units will be made in cash, in shares of unrestricted common stock or in Restricted Stock, as the Committee, in its sole discretion, determines and provides in the relevant Award agreement. All outstanding Performance Units will be deemed to have been fully earned as of the date of a Change in Control. Upon termination of employment, all outstanding Performance Units will be forfeited unless the Award agreement specifically provides otherwise.

Change in Control

A “Change in Control” occurs when there has been (i) a “Change in Effective Control,” (ii) a “Change of Asset Ownership,” or (iii) a “Change of Ownership” within the meaning of Section 409A of the Internal Revenue Code. A Change in Effective Control occurs on the date either (i) one person (or group) acquires (or has acquired during the preceding 12 months) ownership of stock of the Company possessing 35% or more of the total voting power of the Company’s common stock; or (B) a majority of the Company’s

Board is replaced during any 12 month period by directors whose election is not endorsed by a majority of the members of the Company’s Board of Directors prior to such election. A Change of Asset Ownership occurs on the date one person (or group) acquires (or has acquired during the preceding 12 months) assets from the Company that have a total gross fair market value that is equal to or exceeds 40% of the total gross fair market value of all the Company’s assets immediately prior to such acquisition. A Change of Ownership occurs on the date one person (or group) acquires ownership of stock of the Company that, together with stock previously held, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, provided that such person (or group) did not previously own 50% or more of the value or voting power of the stock of the Company.

Adjustments

In the event of any change in capitalization affecting the Company’s common stock, including, without limitation, a stock dividend or other distribution, stock split, reverse stock split, recapitalization, merger, acquisition, subdivision, split-up, spin-off, split-off, combination or exchange of shares or other form of reorganization, or any other change affecting the common stock, the Company’s Board will authorize and make such proportionate adjustments, if any, as are necessary to reflect such change, including, without limitation, with respect to the aggregate number of shares of the common stock for which Awards in respect thereof may be granted under the Omnibus Plan, the maximum number of shares of common stock which may be sold or awarded to any participant, any number of shares of common stock covered by each outstanding Award and the exercise price or other price per share of common stock in respect of outstanding Awards.

Federal Income Tax Consequences of Options

Under current provisions of the Code, the federal income tax treatment of ISOs and NSOs is different. Options granted to employees, employee-directors and/or directors under the Plans may be “incentive stock options” which are designed to result in beneficial tax treatment to the recipient but not a tax deduction to the Company.

The holder of an ISO generally is not taxed for federal income tax purposes on either the grant or the exercise of the option. However, the optionee must include in his or her federal alternative minimum tax income any excess (the “Bargain Element”) of the acquired common stock’s fair market value at the time of exercise over the exercise price paid by the optionee. Furthermore, if the optionee sells, exchanges, gives or otherwise disposes of such common stock (other than in certain types of transactions) either within two years after the option was granted or within one year after the option was exercised (an “Early Disposition”), the optionee generally must recognize the Bargain Element as compensation income for regular federal income tax purposes. Any gain realized on the disposition in excess of the Bargain Element is subject to recognition under the usual rules applying to dispositions of property. If a taxable sale or exchange is made after such holding periods are satisfied, the difference between the exercise price and the amount realized upon the disposition of common stock generally will constitute a capital gain or loss for tax purposes. The Company generally will not recognize gain or loss or be entitled to a deduction upon either the grant of an incentive stock option or the optionee’s exercise of an incentive stock option. However, if there is an Early Disposition, the Company generally will be entitled to deduct the Bargain Element as compensation paid to the optionee.

Options can be granted under certain circumstances as “nonqualified stock options.” In general, the holder of a NSO will recognize compensation income equal to the amount by which the fair market value of common stock received on the date of exercise exceeds the sum of the exercise price and any amount paid for the NSO. The Company will not recognize any income or be entitled to claim any deduction upon the grant of a NSO. At the time the optionee is required to recognize compensation income upon the exercise of the NSO, the Company will recognize a compensation expense and be entitled to claim a deduction in the amount equal to such compensation income.

Termination and Amendment

The Company Board may at any time alter, suspend, terminate or discontinue the Omnibus Plan, subject to any applicable regulatory requirements and any required shareholder approval or any shareholder approval which the Company Board may deem advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying applicable stock exchange or quotation system listing requirements. The Company Board may not, without the consent of a participant, make any alteration which would deprive the participant of his rights with respect to any previously granted Awards. Termination of the Omnibus Plan would not affect any previously granted Awards.

Incentive Compensation Plan

The Bank has adopted an Annual Incentive Plan (“Incentive Plan”) for key employees of the Bank for the fiscal year ending December 31, 2007. The Incentive Plan is administered by the Corporate Governance, Compensation and Nominating Committee of the Bank Board. Eligibility under the Incentive Plan is granted to employees who are regularly scheduled to work at least 20 hours per week, who are considered by the Committee to be key employees and have a direct impact on the size and earnings of the Bank, and who are approved by the Committee as participants. Participants in the Incentive Plan are eligible to receive an annual cash incentive award (“Incentive Award”) based upon the achievement of corporate and individual objectives and discretionary bonuses in recognition of performance unaccounted for through the Incentive Plan. Participants in the Incentive Plan are approved annually by the Committee. Each individual’s Incentive Award is determined by a formula which links attainment of corporate objectives with attainment of individual goals and objectives. Incentive Awards under the Incentive Plan are paid annually.

Salary Continuation and Endorsement Split Dollar Agreements

On January 20, 2006, the Bank entered into Salary Continuation Agreements with three executive officers: Messrs. Black, Vasaly and Wayne. The Salary Continuation Agreements promise a fixed benefit for each executive’s lifetime when the executive attains the age of 65 normal retirement age, regardless of whether the executive actually retires at that time. Under the Salary Continuation Agreements, the annual normal retirement age benefit of Mr. Black is $99,100, $74,900 for Mr. Vasaly, and $78,400 for Mr. Wayne. The agreements promise a lesser benefit in the case of early termination before the normal retirement age or in the case of termination because of disability, but in both cases benefits do not become payable until the executive finally attains the age 65 normal retirement age. The early termination benefits of Messrs. Vasaly and Wayne are subject to a vesting schedule, becoming vested in 10% increments annually until 100% vesting occurs in 2016. The executives’ contractual entitlements under the Salary Continuation Agreements are contractual liabilities of the Bank and are not funded.

Benefits are payable on an accelerated basis and in a single lump sum if a change in control of the Bank occurs. In Mr. Black’s case only, the accelerated Salary Continuation Agreement benefit payable is the liability balance projected to be accrued by the Bank when Mr. Black attains his normal retirement age, in other words the undiscounted present value at age 65 of the promised retirement benefit. That amount is payable in a single lump sum within three days after the change in control occurs. For Mr. Vasaly and Mr. Wayne, the accelerated benefit payable after a change in control is the accrual balance maintained by the bank when the change in control occurs, likewise payable within three days after the change in control occurs.

Mr. Black’s Salary Continuation Agreement also promises a tax gross-up benefit if the aggregate benefits payable to him after a change in control are subject to excise taxes under sections 280G and 4999 of the Internal Revenue Code. Section 4999 imposes a 20% excise tax on executives who receive so-called excess parachute payments after a change in control, and section 280G disallows the employer’s compensation deduction for those same payments. The additional tax gross-up benefit payable to Mr. Black would compensate him for excise taxes imposed, as well as for income taxes imposed on the gross-up benefit itself, but the parachute payment gross-up benefit would not be a deductible payment for the Bank or its corporate successor after the change in control.

The Salary Continuation Agreements provide for reimbursement of executives’ legal fees if the agreements are challenged after a change in control, up to a maximum of $500,000 for Mr. Black and $250,000 for Messrs. Vasaly and Wayne.

The Bank owns insurance policies on the lives of the executives who are parties to the Salary Continuation Agreements. On January 20, 2006, the Bank entered into Endorsement Split Dollar Agreements with each of them, promising in the Endorsement Split Dollar Agreements to share with beneficiaries designated by the executives a portion of the death benefits payable under the life insurance policies. The Endorsement Split Dollar Agreements were amended and restated in their entirety on December 19, 2007. The Endorsement Split Dollar Agreements allow these three executive officers to designate the beneficiary of a portion of the total death benefits payable under the insurance policies purchased by the Bank on these executives’ lives, regardless of whether the executives die while in active service to the Bank or after having terminated service. Under the Salary Continuation and Endorsement Split Dollar Agreements, when the executive dies his or her beneficiary will be entitled to an amount equal to the sum of (a) the accrual balance maintained to account for the Bank’s liability under the Salary Continuation Agreements, plus (b) the portion of the net death proceeds under the life insurance policies that equals the liability balance projected to be accrued by the Bank when the executive attains the age 65 normal retirement age. The net death proceeds are the total policy proceeds payable at the executive’s death less the cash surrender value of the policies. The Bank is entitled to all other amounts payable under the policies at the executives’ death, including the cash surrender value and any portion of the net death benefit not allocated to the executives’ designated beneficiaries. Consequently, the Bank expects to recover in full at the executives’ death the approximately $3.7 million premium paid for the policies on these executives’ lives, plus all earnings credited to the policies through periodic increases in the policies’ cash surrender value.

Prior to amending and restating the Endorsement Split Dollar Agreements, they provided that if the Bank cancels the policies on the executives’ lives, which the Bank currently does not anticipate doing, the Bank would instead pay directly to the executives’ designated beneficiaries a death benefit equal to the insurance benefit that would have been paid had the policies not been cancelled. If paid directly by the Bank rather than through allocation of a portion of life insurance death benefits, the death benefits paid by the Bank would include an income tax gross-up payment to compensate for the fact that, although life insurance proceeds are not subject to federal income taxation, death proceeds payable instead directly by an employer would be subject to federal tax as “income in respect of a decedent.” The amended and restated Endorsement Split Dollar Agreements eliminate the promise on the Bank’s part to provide an alternative Bank-paid death benefit to the executives’ designated beneficiaries, along with an income tax gross-up payment, if the Bank cancels the insurance policies on the executives’ lives. However, the amended and restated Endorsement Split Dollar Agreements provide that the alternative Bank-paid death benefit promise would be revived after a change in control of the Company.

Benefits under the Salary Continuation Agreements under the Endorsement Split Dollar Agreements are not payable if the executive’s employment is terminated for cause, if the executive is removed from office by an order issued under the Federal Deposit Insurance Act (“FDIA”), if a receiver is appointed under the FDIA, or if the FDIC enters into an agreement to provide assistance under the FDIA to the Bank.

The Bank Board has purchased bank-owned life insurance (“BOLI”) on the lives of Mr. Black, Mr. Vasaly and Mr. Wayne. The Bank is the owner of the policies and retains a 100% interest in the cash surrender values and death benefits of the policies. Currently, there are no benefits to the insured or their beneficiaries under these policies. The primary goal of the investment in BOLI is to help offset the costs associated with the Salary Continuation and Endorsement Split Dollar Agreements, which will become effective in 2006.

Certain Indebtedness and Transactions of Management

The Bank makes loans to its executive officers and directors in the ordinary course of its business. These loans are currently made on substantially the same terms, including interest rates, collateral and repayment terms, as those then prevailing for comparable transactions with nonaffiliated persons, and do not involve more than the normal risk of collectibility or present any other unfavorable features. Applicable regulations prohibit the Bank from making loans to its executive officers and directors at terms more favorable than could be obtained by non-executive employees of the Bank. The Bank’s policy concerning loans to executive officers and directors currently complies with applicable regulations.

The following table provides information during 2007 and as of the most recent practicable date for (i) the largest aggregate outstanding amount of indebtedness for all directors, executive officers and their associates, as a group, and (ii) the largest outstanding amount of indebtedness for those directors or executive officers and their associates that exceeded 10% of the Bank’s then current equity capital accounts.

Name	Highest Outstanding Indebtedness in 2007		Percentage of Total Equity Capital	Amount Outstanding as of Most Recent Practicable Date		Percentage of Total Equity Capital
All directors, executive officers and their associates, as a group	$3,195,000	(1)	18.1%	$3,484,000	(2)	19.4%

(1)	Amount at December 31, 2007
(2)	Amount at February 29, 2008

The Board of Directors routinely, and no less than annually, reviews all transactions, direct and indirect, between the Company or the Bank and any employee or director, or any of such person’s immediate family members. Transactions are reviewed as to comparable market values for similar transactions. All material facts of the transactions and the director’s interest are discussed by all disinterested directors and a decision made about whether the transaction is fair to the Company and the Bank. A majority vote of all disinterested directors is required to approve the transaction.

PROPOSAL 2

RATIFICATION OF SELECTION OF

THE REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

Elliott Davis, PLLC (“Elliott Davis”), the Company’s registered independent public accounting firm for the fiscal year ended December 31, 2007, has been appointed by the Audit Committee as the Company’s independent auditor for the year ending December 31, 2008. This appointment has been ratified by the Company Board and is being submitted to the Company’s shareholders for ratification. Representatives of Elliott Davis are expected to attend the Meeting and will be afforded an opportunity to make a statement, if they so desire, and to respond to appropriate questions from shareholders.

THE COMPANY BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ELLIOTT DAVIS AS THE REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

Audit Fees

The aggregate fees billed by Elliott Davis for professional services rendered in connection with the (i) audit of the Company’s annual financial statements for 2007 and 2006, (ii) review of the financial statements included in the Company’s quarterly filings on Form 10-QSB, and (iii) direct out-of-pocket expenses during those fiscal years were $69,086 and $59,608.

Audit Related Fees

The aggregate fees billed by Elliott Davis in 2007 and 2006 for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not included in “Audit Fees” above were approximately $2,664 and $1,000 respectively. These fees consisted primarily of consultation assistance regarding formation of the Company, issuance of trust preferred debt and the adoption of Financial Accounting Statements 157 and 159.

Tax Fees

The aggregate fees billed by Elliott Davis for professional services rendered in connection with the tax compliance, tax planning and tax advice, including assistance in the preparation of the Bank’s various federal, state and local tax returns for fiscal years 2007 and 2006 were approximately $0 and $2,000, respectively.

All Other Fees

Elliott Davis did not bill the Company for any other fees during 2007 or 2006.

The fees billed by Elliott Davis are pre-approved by the Audit Committee in accordance with the policies and procedures for the Audit Committee set forth in the committee’s charter. The Audit Committee typically pre-approves all audit and non-audit services provided by the Company’s independent auditors and may not engage the independent auditors to perform any prohibited non-audit services. For 2007, one hundred percent (100%) of the total fees paid for audit, audit related and tax services were pre-approved. For 2006, one hundred percent (100%) of the fees for audit, audit related, and tax were pre-approved. The Audit Committee has determined that the rendering of non-audit professional services by Elliott Davis, as identified above, is compatible with maintaining Elliott Davis’s independence.

Pre-Approval of Audit and Permissible Non-Audit Services

All audit-related services, tax services and other services rendered in 2006 and 2007 were pre-approved by the Audit Committee, which concluded that the provision of those services by Elliott Davis was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s charter provides for pre-approval of all audit and non-audit services to be provided by the Company’s registered independent public accounting firm. The charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any approvals using this procedure are presented to the Audit Committee at its next scheduled meeting.

OTHER MATTERS

Management knows of no other matters to be presented for consideration at the Annual Meeting or any adjournments thereof. However, should any other matters properly be presented for action at the Annual Meeting, it is intended that the proxyholders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

MISCELLANEOUS

The Company’s Annual Report for the year ended December 31, 2007, which includes consolidated financial statements audited and reported upon by the Company’s registered independent public accounting firm, is being mailed along with this Proxy Statement; however, it is not intended that the Annual Report be deemed a part of this Proxy Statement or a solicitation of proxies.

THE FORM 10-KSB FILED BY THE COMPANY WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND EXHIBITS THERETO, WILL BE PROVIDED FREE OF CHARGE TO THE COMPANY’S SHAREHOLDERS UPON WRITTEN REQUEST DIRECTED TO: OAK RIDGE FINANCIAL SERVICES, INC., P.O. BOX 2, 2211 OAK RIDGE ROAD, OAK RIDGE, NORTH CAROLINA 27310, (336) 644-9944, ATTENTION: RONALD O. BLACK.

THE ANNUAL DISCLOSURE STATEMENT REQUIRED UNDER 12 C.F.R. PART 350 IS AVAILABLE UPON REQUEST TO: BANK OF OAK RIDGE, P.O. BOX 2, 2211 OAK RIDGE ROAD, OAK RIDGE, NORTH CAROLINA 27310, (336) 644-9944, ATTENTION: RONALD O. BLACK.

By Order of the Board of Directors

Ronald O. Black

President and Chief Executive Officer

Oak Ridge, North Carolina

April 1, 2008

x	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY OAK RIDGE FINANCIAL SERVICES, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 8, 2008

7:00 p.m.

The undersigned hereby appoints the official proxy committee of Oak Ridge Financial Services, Inc. (the “Company”) comprised of all of the members of the Board of Directors of the Company, each with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Shareholders, to be held at Bank of Oak Ridge, 400 Pisgah Church Road, Greensboro, North Carolina, on May 8, 2008, at 7:00 p.m. and at any and all adjournments thereof as follows:

1. Election of Directors	For	With- hold	For All Except
a. The approval of the election of the following named directors:	☐	☐	☐

Lynda J. Anderson, Douglas G. Boike, Billy R. Kanoy, Stephen S. Neal, who will serve as directors of the Company until the 2011 Annual Meeting of Shareholders or until their successors are duly elected qualified.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write those nominees’ names in the space provided below.

	For	Against	Abstain
2. The ratification of Elliott Davis, PLLC as the Company’s independent auditor for the fiscal year ending December 31, 2008.	☐	☐	☐

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE ANNUAL MEETING:	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

If a proxy is returned and no instructions are given, the proxy will be voted for each of the proposals. If instructions are given with respect to one but not all proposals, (i) such instructions as are given will be followed, and (ii) the proxy will be voted for any proposal for which no instructions are given. If any other business that falls within the purposes set forth in the Notice of Annual Meeting is presented at the Annual Meeting, this proxy shall be voted in accordance with the proxy committee’s best judgment.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-Holder (if any) sign above

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The above signed acknowledges receipt from the Company, prior to the election of this Proxy, of a Notice of 2008 Annual Meeting of Shareholders and a Proxy Statement dated April 1, 2008.

Please sign exactly as your name appears herein. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign, but only one signature is required.

PLEASE ACT PROMPTLY

SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

Attach label here.